SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 12, 2008

HOST HOTELS & RESORTS, L.P.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25087	52-2095412
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6903 Rockledge Drive, Suite 1500 Bethesda, Maryland	20817
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (240) 744-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02	Unregistered Sale of Equity Securities

Host Hotels & Resorts, L.P. (“Host LP”) announced the following transaction. On March 12, 2008, Host LP issued 5,575,540 common partnership interests (“OP units”) in Host LP, representing a 1% interest in Host LP, to outside limited partners in Pacific Gateway, Ltd., a California limited partnership (“Pacific Gateway”) that owns the San Diego Marriott Hotel and Marina (the “Hotel”). The number of OP units issued was based on the closing price of the common stock of Host Hotels & Resorts, Inc. (“Host”) of $16.68 per share on March 12, 2008. In exchange for the issuance of these OP units, the outside limited partners of Pacific Gateway assigned their remaining approximately 10% partnership interests in Pacific Gateway, and other economic rights, including the right to receive 1.7% of Hotel sales, to a wholly owned subsidiary of Host LP. As a result of the transaction, Host LP now owns 100% of the interests in the Hotel. The OP units were issued in a private placement pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

Under the terms of the Third Amended and Restated Agreement of Limited Partnership of Host L.P., dated as of February 22, 2007, as amended (the “Partnership Agreement”), holders of limited partnership interests have a OP unit redemption right which, subject to the terms and conditions of the Partnership Agreement, permits the redemption of OP units for cash, or at the election of the Host, the sole general partner of Host LP, registered shares of common stock of Host. If the OP units are redeemed for shares of common stock of Host, the shares of common stock of Host will be issued in a private placement pursuant to Section 4(2) of the Securities Act.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOST HOTELS & RESORTS, L.P.

	By:	Host Hotels & Resorts, Inc. its General Partner

Date: March 17, 2008	By:	/s/ Brian G. Macnamara
	Name: Title:	Brian G. Macnamara Senior Vice President, Corporate Controller